UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2007

NETBANK, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-22361	58-2224352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1015 Windward Ridge Parkway, Alpharetta, GA		30005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  770-343-6006

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 3, 2007, NetBank, Inc. (the “Company”) received a written deficiency notice (the “Notice”) from the NASDAQ Stock Market (“NASDAQ”), stating that the Company was not in compliance with NASDAQ Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”) because the bid price per share of the Company’s common stock closed below $1.00 per share for 30 consecutive business days.  The Notice also stated that in accordance with NASDAQ Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until December 31, 2007, to regain compliance with the Minimum Bid Price Rule.  To regain compliance with the Minimum Bid Price Rule the closing bid price of the Company’s common stock must remain at or above $1.00 per share for at least 10 consecutive business days.

As previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2007, in relation to the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Form 10-K”) and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (the “Form 10-Q”), the Company received a written decision from the NASDAQ Listing Qualifications Panel (the “Panel”) granting the Company’s request for continued listing on NASDAQ, subject to certain conditions.  As a condition to continued listing, the Company must file the Form 10-K and the Form 10-Q with the SEC on or before July 18, 2007.  In addition, on or before July 18, 2007, the Company must make a written submission to the Panel addressing the Company’s plan and ability to sustain long term compliance with all requirements for continued listing on NASDAQ.

The Company intends to use all reasonable efforts to maintain the listing of its common stock on NASDAQ, but there can be no guarantee that the Company will regain compliance with the continued listing requirements, or will be able to demonstrate a plan to sustain compliance in order to avoid delisting by NASDAQ.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.  The following is filed as an exhibit to this current report:

Exhibit Number	Description of Exhibit
99.1	Press Release, dated July 9, 2007, announcing receipt of NASDAQ deficiency notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETBANK, INC.
Date: July 9, 2007
	By:	/s/ Charles E. Mapson
Charles E. Mapson Chief Legal Counsel